Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS OF

THE SERIES A CONVERTIBLE PREFERRED STOCK OF INSTITUTE FOR

WEALTH HOLDINGS, INC.

Institute for Wealth Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth proposed amendments of the Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Corporation, declaring said amendments to be approved. The resolution setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Corporation be, and hereby is, amended by amending the fifth paragraph thereof so that, as amended, said paragraph shall read in its entirety as follows:

RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock, par value $0.001 per share, which shall consist of 5,000 of the 2,000,000 shares of preferred stock which the Corporation now has authority to issue, be, and the same hereby is, authorized and designated as “Series A Convertible Preferred Stock”. The shares of Series A Convertible Preferred Stock shall have-the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the preferred stock of this series) as follows:

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the Stale of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 14th day of September, 2016.

INSTITUTE FOR WEALTH HOLDINGS, INC.

By:	/s/ Dewey M. Moore
Name:	D.M. Rusty Moore, Jr.
Title:	Chairman/CEO